Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FedFirst Financial Corporation

Announces Second Quarter and Year-to-Date 2012 Results

MONESSEN, PA— July 31, 2012 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank (the “Bank”), today announced net income of $594,000 for the three months ended June 30, 2012 compared to $246,000 for the three months ended June 30, 2011, an increase of $348,000 or 141.5%. Basic and diluted earnings per share were $0.21 for the three months ended June 30, 2012 compared to $0.08 for the three months ended June 30, 2011, an increase of $0.13 per share or 162.5%. The Company reported net income of $1.1 million for the six months ended June 30, 2012 compared to $514,000 for the six months ended June 30, 2011, an increase of $536,000 or 104.3%. Basic and diluted earnings per share were $0.37 for the six months ended June 30, 2012 compared to basic and diluted earnings per share of $0.18 for the six months ended June 30, 2011, an increase of $0.19 per share or 105.6%.

Patrick G. O’Brien, President and CEO, stated, “We are encouraged that the strategies we implemented in 2011 have contributed to improved results.  However, the continuance of a historically low interest rate environment has and will put pressure on our net interest margin. Thus, we continue to examine strategies to create greater efficiency. On July 20, 2012, we announced that we intend to consolidate our Donora office on October 26, 2012.  With three offices in close proximity to Donora, we concluded that we can continue to provide quality customer services to the users of our Donora office while achieving the expense savings of a more streamlined branch network.”

Second Quarter Results

Net interest income for the three months ended June 30, 2012 decreased $119,000, or 4.5%, to $2.5 million compared to $2.6 million for the three months ended June 30, 2011. Paydowns and payoffs of higher yielding loans and securities resulted in a $423,000 decline in interest income. This was partially offset by interest rate reductions on deposits that resulted in a $190,000 decrease in deposits expense and payoffs on borrowings that resulted in a $114,000 decrease in borrowings expense. Net interest margin was 3.19% for the three months ended June 30, 2012 compared to 3.31% for the three months ended June 30, 2011.

The provision for loan losses was $50,000 for the three months ended June 30, 2012 compared to $200,000 for the three months ended June 30, 2011. Despite an increase in net charge-offs, the provision decreased primarily due to a reduction in specific reserves after receiving an updated collateral appraisal. Net charge-offs were $165,000 for the three months ended June 30, 2012 compared to $41,000 for the three months ended June 30, 2011. Charge-offs in both periods were composed primarily of residential mortgage loans. Total nonperforming loans at June 30, 2012 were $3.0 million compared to $2.1 million at December 31, 2011. Nonperforming loans at June 30, 2012 were comprised primarily of 12 residential mortgage loans totaling $2.4 million and two commercial real estate loans totaling $453,000. The increase in nonperforming loans was primarily in the purchased residential category.

Noninterest income increased $120,000 to $876,000 for the three months ended June 30, 2012 compared to $756,000 for the three months ended June 30, 2011. In the current period, a financed real estate owned property was paid off which resulted in the recognition of $66,000 of deferred income. There was also a $20,000 gain on the sale of real estate owned properties in the current period compared to an $11,000 loss in the prior period.  In addition, fees and service charge income increased $28,000 primarily due to changes in the Bank’s fee structure and related customer activity as well as the receipt of a prepayment penalty from a commercial real estate loan payoff in the current period.

Noninterest expense decreased $388,000, or 13.8%, to $2.4 million for the three months ended June 30, 2012 compared to $2.8 million for the three months ended June 30, 2011. Compensation expense decreased $186,000 primarily due to the termination of the Company’s supplemental executive retirement plan in the fourth quarter of 2011 and a decrease in stock-based compensation expense due to the final vesting of 2006 restricted stock awards and options. Occupancy expense decreased $81,000 primarily due to fully depreciated assets, a decrease in rent due to branch consolidation in the prior year, and a decrease in office building maintenance costs. In addition, professional services decreased $77,000 primarily due to costs associated with a branch facilities assessment in the prior period.

Year-to-Date Results

Net interest income decreased $156,000 to $5.1 million for the six months ended June 30, 2012 compared to $5.2 million for the six months ended June 30, 2011. Paydowns and payoffs of higher yielding loans and securities resulted in a $736,000 decline in interest income.  This was partially offset by interest rate reductions on deposits that resulted in a $299,000 decrease in deposits expense and payoffs on borrowings that resulted in a $281,000 decrease in borrowings expense. Net interest margin was 3.21% for the six months ended June 30, 2012 compared to 3.29% for the six months ended June 30, 2011.

The provision for loan losses was $210,000 for the six months ended June 30, 2012 compared to $450,000 for the six months ended June 30, 2011. The provision decreased primarily due to a reduction in specific reserves after receiving an updated collateral appraisal.  In addition, prior period adjustments to the qualitative factors used in determining the allowance for loan losses resulted in an increase in the provision in the previous period.  Net charge-offs were $320,000 for the six months ended June 30, 2012 compared to $280,000 for the six months ended June 30, 2011. Charge-offs in both periods were composed primarily of residential mortgage loans.

Noninterest income increased $125,000, or 7.9%, to $1.7 million for the six months ended June 30, 2012 compared to $1.6 million for the six months ended June 30, 2011. In the current period, a financed real estate owned property was paid off which resulted in the recognition of $66,000 of income that had previously been deferred. In addition, fees and service charge income increased $59,000 primarily due to changes in the Bank’s fee structure and related customer activity as well as the receipt of prepayment penalties from commercial real estate loan payoffs in the current period.

Noninterest expense decreased $621,000, or 11.2%, to $4.9 million for the six months ended June 30, 2012 compared to $5.5 million for the six months ended June 30, 2011. Compensation expense decreased $410,000 primarily due to the termination of the Company’s supplemental executive retirement plan in the fourth quarter of 2011 and a decrease in stock-based compensation expense due to the final vesting of 2006 restricted stock awards and options. Occupancy expense decreased $118,000 primarily due to fully depreciated assets, a decrease in rent due to a branch closing in the prior year, and a decrease in office building maintenance costs. There was also a $45,000 decrease in insurance premiums due to the Federal Deposit Insurance Corporation’s revised assessment methodology implemented in the second quarter of 2011. In addition, other miscellaneous expense decreased $62,000 primarily due to a decrease in real estate owned, postage and advertising expenses.

Balance Sheet Review

Total assets increased $3.5 million to $338.8 million at June 30, 2012 compared to $335.3 million at December 31, 2011. Cash and cash equivalents increased $8.2 million primarily due to a $7.7 million increase in deposits, principally in noninterest-bearing demand deposits and money market accounts. Loans decreased $2.3 million primarily as a result of payoffs and paydowns on one-to-four family mortgage and commercial business loans partially offset by growth in home equity and commercial real estate loans. Securities available-for-sale decreased $1.2 million due to calls and paydowns, including a $2.0 million call of a Government Sponsored Enterprise security and a $665,000 partial call of a municipal bond, that was partially offset by the purchase of $9.3 million of securities, including $4.5 million in REMICs, $2.7 million in tax exempt municipal bonds, and $2.1 million in mortgage-backed securities.  In addition, borrowings decreased $3.4 million due to paydowns on amortizing advances and the payoff of a $1.0 million matured advance.

About FedFirst Financial Corporation

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION

SELECTED FINANCIAL INFORMATION

	(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2012	2011
Selected Financial Condition Data:
Total assets	$338,754	$335,274
Cash and cash equivalents	22,769	14,571
Securities available-for-sale	51,280	52,448
Loans receivable, net	242,958	245,277
Deposits	229,219	221,540
Borrowings	45,881	49,289
Stockholders’ equity	58,564	58,801

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Selected Operations Data:
Total interest income	$3,490	$3,913	$7,109	$7,845
Total interest expense	964	1,268	2,020	2,600
Net interest income	2,526	2,645	5,089	5,245
Provision for loan losses	50	200	210	450
Net interest income after provision for loan losses	2,476	2,445	4,879	4,795
Noninterest income	876	756	1,715	1,590
Noninterest expense	2,419	2,807	4,923	5,544
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	933	394	1,671	841
Income tax expense	335	138	600	299
Net income before noncontrolling interest in net income of consolidated subsidiary	598	256	1,071	542
Noncontrolling interest in net income of consolidated subsidiary	4	10	21	28
Net income of FedFirst Financial Corporation	$594	$246	$1,050	$514

Dividends per share	$0.04	$0.03	$0.07	$0.06
Earnings per share - basic and diluted	0.21	0.08	0.37	0.18

Weighted average shares outstanding - basic	2,884,156	2,909,733	2,846,518	2,906,665
Weighted average shares outstanding - diluted	2,887,210	2,917,007	2,849,534	2,912,103

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Selected Financial Ratios(1):
Return on average assets	0.70%	0.28%	0.62%	0.30%
Return on average equity	4.04	1.63	3.56	1.72
Average interest-earning assets to average interest-bearing liabilities	127.92	122.07	127.46	121.39
Average equity to average assets	17.40	17.44	17.45	17.31
Interest rate spread	2.85	2.96	2.87	2.95
Net interest margin	3.19	3.31	3.21	3.29

	Period Ended
	June 30,	December 31,
	2012	2011
Allowance for loan losses to total loans	1.20%	1.21%
Allowance for loan losses to nonperforming loans	100.37	144.43
Nonperforming loans to total loans	1.19	0.84
Nonperforming assets to total assets	0.95	0.80
Net charge-offs to average loans	0.13	0.24
Tier 1 (core) capital and tangible equity (2)	13.83	13.59
Tier 1 risk-based capital (2)	24.08	24.04
Total risk-based capital (2)	25.34	25.30
Book value per share	$20.24	$19.88
Outstanding shares	2,893,542	2,957,302

(1) Three and six months ended ratios are calculated on an annualized basis.

(2) Capital ratios are for First Federal Savings Bank only